Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contacts:	Alex Kelly
Robyn Brown
(908) 298-7436
Schering-Plough Board Elects Dr. Craig B. Thompson as a Director
KENILWORTH, N.J., Jan. 3, 2008 — Schering-Plough Corporation (NYSE: SGP) today announced that its Board had elected Dr. Craig B. Thompson as a member of its Board of Directors, effective Jan. 2, 2008. Dr. Thompson is Director of the Abramson Cancer Center and Professor of Medicine at the University of Pennsylvania School of Medicine in Philadelphia.
     Dr. Thompson is an independent director under both the New York Stock Exchange standards and the more restrictive Schering-Plough Board independence standards.
     Dr. Thompson, 54, earned an M.D. from the University of Pennsylvania School of Medicine and an AB from Dartmouth College. He chairs the Medical Advisory Board at the Howard Hughes Medical Institute, serves on the advisory boards of St. Jude Children’s Research Hospital and M.D. Anderson Cancer Center, and participates in a number of other professional and civic activities.
     “Craig’s perspective as a scientist and physician will add significant strength to our work as a Board,” said Patricia F. Russo, Chair of the Board’s Nominating and Corporate Governance Committee. “We are pleased to continue to increase the collective knowledge of the Board with this new member.”
     “Craig brings deep experience to our Board in the fields of medicine, medical research and fighting cancer, an important priority for humankind. This additional strength on the Board is critical as we continue to increase Schering-Plough’s science-focus during our progression along our Action Agenda to transform Schering-Plough into a high-performance, global competitor for the long term,” said Fred Hassan, Schering-Plough chairman and chief executive officer.
     Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. In November 2007, Schering-Plough acquired Organon BioSciences, with its Organon human health and Intervet animal health businesses, marking a pivotal step in the company’s ongoing transformation. Schering-Plough’s vision is to “Earn Trust, Every Day” with
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the doctors, patients, customers and other stakeholders served by its approximately 50,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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